PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS THIRD QUARTER 2011 EARNINGS
Tuesday, October 25, 2011 11:00 am local time

Facilitator: Good morning, and welcome to Peoples Bancorp's conference call. My name is Keith, and I will be your conference facilitator today. Today's call will cover Peoples Bancorp's discussion of results of operations for the quarter ended September 30, 2011.

Please be advised all lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. [Facilitator Instructions.] This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples Bancorp's future financial performance. These statements are based on management's current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples Bancorp's Securities and Exchange Commission filings. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples Bancorp disclaims any responsibility to update these forward-looking statements.

Peoples Bancorp's 3rd quarter 2011 earnings release was issued this morning and is available at peoplesbancorp.com.

This call will include about 15 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp's participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.

Mr. Sulerzyski, you may begin your conference.

Chuck Sulerzyski: Thank you. Good morning and welcome to our call.

Early today, Peoples Bancorp reported net income of $3.7 million, or 35 cents per common share, for the third quarter of 2011, compared to 26 cents last quarter. Through nine months, our bottom-line earnings have more than doubled, from 33 cents to 73 cents per common share.

The stronger bottom-line results during the third quarter were driven by a significant reduction in credit costs from recent quarters.

Improving asset quality remained a primary focus for us in the third quarter and our efforts continued to produce positive results. Net charge-offs were 0.34% of average loans, which was the lowest since 2008 and more in line with our long-term historical average. Migration trends also remained favorable, with criticized loans decreasing 11% during the third quarter and 15% since year-end due to upgrades. In addition, our 30 to 89 day loan delinquencies continue to be in the 1 to 2% range.

At September 30, our allowance for loan losses was 2.65% of total loans, comparable to the prior quarter. While we experienced generally improving asset quality trends in the third quarter, economic stress continues to impact certain segments of our portfolio, including the hospitality sector, which is our largest industry concentration.

We anticipate continued improvement in asset quality as we are being active and disciplined with our problem loan workouts. We also are continuing to build a more disciplined and balanced credit culture within our organization.

These efforts to restore our asset quality will benefit from the hiring of Tim Kirtley as our Chief Credit Officer late in the third quarter. We are pleased to have Tim leading our credit function. His experience in credit administration and portfolio management makes him a great addition to our senior management team.

Other key accomplishments for the quarter included modest linked quarter growth in loans and total revenue. Net interest income and margin pressures intensified in the third quarter, as the Fed took steps to drive down longer-term interest rates to spur economic activity. Operating expenses were up moderately as higher employee benefit costs overshadowed expense control in other areas.

Capital levels continued to strengthen in the third quarter, with our tangible common equity to tangible assets ratio improving 33 basis points to 8.16% and Tier 1 Common ratio increasing to 12.45%, from 12.05% last quarter. We believe these strong capital positions, along with our improving asset quality and earnings stream, will allow for the return of our remaining TARP capital by the end of the year or early 2012. We will do this without a capital raise.

I will now turn the call over to Ed Sloane, Peoples Bancorp's CFO, for his comments on third quarter results.

Edward Sloane: Thanks Chuck.

As Chuck mentioned, we saw a modest flattening of the yield curve in the third quarter as the Fed worked to keep long-term interest rates at very low levels. The resulting lower reinvestment rates put downward pressure on our net interest margin. We were able to offset much of this impact through greater pricing discipline for loans and deposits. The end result was third quarter net interest income being generally comparable with the linked quarter.

Loans grew modestly late in the third quarter, producing $11 million growth in period-end balances, although average balances still fell slightly. New production has picked up in the second half of 2011 and our commercial loan pipeline remains strong. At September 30, we had over $28 million in loan commitments not funded and less than $5 million was commercial real estate loans.

We continue to emphasize increasing our C&I lending given the current concentrations in commercial real estate. We also consider consumer lending to be a good growth opportunity within our footprint. Thus in the coming quarters, we intend to devote additional resources to this area with the goal of making consumer loans a larger part of our portfolio.

On the other side of our balance sheet, we experienced continued growth in lower-cost, core funding during the third quarter, with non-interest-bearing deposits increasing $14 million or 24% annualized. This growth allowed us to remain less aggressive for higher-cost deposits and continue our strategy of shifting to lower-cost funding. This strategy caused the overall decline in deposit balances, as we reduced CD and money market balances by $20 million.

This change in deposit mix has helped lower our overall deposit costs by 32 basis points in 2011. We also have a group of high-cost CDs from a special product offering in 2008 coming due, which provides us an opportunity to further reduce our funding cost. In the third quarter, $37 million of these high-cost retail CDs matured with an average rate of 3.57%. An additional $30 million of these high-cost CDs, at a rate of 4.05%, will mature in the fourth quarter. And another $26 million matures in the first quarter of 2012 at a rate of 4.16%.

Our balance sheet remains positioned to benefit from rising interest rates. However, expectations are the Fed will work to maintain low interest rates. Thus our outlook for the fourth quarter is for a flat to slightly contracting net interest margin absent significant steepening of the yield curve or continued loan growth. We are continuing to explore opportunities in the coming quarters to enhance our margin while at the same time move towards a more neutral interest rate position.

Turning back to other operating results, third quarter non-interest income grew 6% over the linked quarter and 9% over the prior year. Stronger deposit service charges and increased production from our insurance business drove most of this growth. We continue to see decent growth in wealth management services. However, the downturn in the financial markets in the third quarter more than offset the growth in trust and brokerage assets under management.

Operating expenses were impacted by higher costs in the third quarter relating to our pension, medical and incentive plans. These additional costs overshadowed our ongoing cost control efforts. We also made the decision to contribute $100 thousand to our private foundation during the quarter. In prior quarters, contributions were limited as part of our expense saving initiatives. The third quarter contribution strengthens the foundation's ability to meet the increasing charitable needs within our markets.

Over the next several months, we will continue to make strategic investments in our people and brand to drive revenue growth. As we do, we also will explore opportunities to offset these incremental costs with savings in other areas. These savings could come from further rationalization of our branch network, process improvements or other efficiency gains. We believe these efforts will have a positive impact on our efficiency ratio.

And now I will turn the call back to Chuck for his final comments.

Chuck Sulerzyski: Thanks Ed.

We are pleased to report another solid quarter in terms of earnings. Additionally, our credit costs were more in line with our long-term historical levels. We also experienced linked quarter growth in loans and revenue, and operating costs were generally contained.

Asset quality continues to head in the right direction. However, we are maintaining our diligent focus as additional progress is needed before we can say our issues are resolved. The level of nonperforming assets remains higher than we like and economic conditions continue to stress certain loan segments. Still, we believe credit costs over the next several quarters will be meaningfully lower than the amounts experienced over the prior two years.

While restoring asset quality is our top priority, we also have a number of strategic initiatives underway. These include the hiring of new producers, expanding our lending activities and developing our branding. These initiatives will continue over the next several quarters. We will also keep our eyes open for expansion opportunities through the acquisition of insurance agencies, branches or whole banks.

Execution is critical to the success of all strategic initiatives. This requires you have the right people in the right places within the organization. As such, we are making changes within our senior management group to position Peoples for long-term growth. The first of these changes occurred in the third quarter with the promotion of Carol Schneeberger to the newly created position of EVP and Chief Administrative Officer. This role expands Carol's responsibilities include legal, HR and enterprise risk management in addition to operations. We also hired a senior sales trainer and filled our open Chief Credit Officer position during the quarter. We are continuing to round out the management team, including searching for an experienced consumer lender, and hope to announce other changes in the near future.

Our earnings momentum continued to strengthen in the third quarter. We are committed to building on this success and growing shareholder returns. We will succeed through disciplined execution of our strategies and partnership with our clients and communities.

This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is Ed Sloane, Chief Financial Officer. I will now turn the call back to Keith. Thank you.

Question and Answer Session

Facilitator: Thank you. [Facilitator instructions] Your first question comes from Daniel Cardenas of Raymond James.

Dan Cardenas: Good morning, guys.

Chuck Sulerzyski: Good morning.

Edward Sloane: Good morning, Dan.

Dan Cardenas: Good quarter guys. Congratulations.

Edward Sloane: Thank you.

Dan Cardenas: A couple of questions, probably Ed you can answer this one. On the margin side, you had mentioned that there is about $30 million of deposits that are repricing this quarter, you said they are at a 4.05% rate right now?

Edward Sloane: Yes, that is correct.

Dan Cardenas: And then, you expect them to reprice down to about what?

Edward Sloane: Well, those - yeah, right around 1%, I would have to say. And something else that's important to note here and I - it wasn't in the script, Dan, but we have about $55 million that's coming off between the fourth and the first quarter at an average rate of about 4.10%, so those again will be going on around 1%.

Dan Cardenas: All right. Is that an addition to the $26 million you mentioned in the first quarter of '12?

Edward Sloane: No, that...

Dan Cardenas: That includes?

Edward Sloane: ...that's combined.

Dan Cardenas: Okay.

Edward Sloane: So that's combining the fourth and first quarter.

Dan Cardenas: Okay. Got you, got you. All right, all right. And then on the asset side, I mean, it looks like that number was under pressure like everybody's number has been recently. I mean, continued to focus on trying to grow the loan portfolio, it looks like you said the pipelines are looking okay right now at $28 million. Any guesses to what percentage of that $28 million you can actually close on?

Chuck Sulerzyski: We think the vast majority of that we close on, and we think that we will also fund it during the quarter. So we mentioned in the script that we had a kind of $11 million of loan growth in the quarter and we are very hopeful that we're going to kind of turn back and start climbing up the mountain and really are pretty optimistic about loan growth, not only for the fourth quarter, but into next year.

Dan Cardenas: Okay. Right. And you said $5 million of that is commercial and the other is, is that consumer or is that residential real estate?

Edward Sloane: Yes, it's more in the C&I. Yeah.

Dan Cardenas: More in the C&I, okay.

Edward Sloane: Yes, right. Dan, you touched on it - the pressure has been more on the asset side and some of the repricing pressures that we're seeing in the investment portfolio from that flattening curve, that will have some impact. So, yeah, we look to loan growth as a stabilizer to some of the pressures that we see out of the investment portfolio repricing. And then what we're doing on the other side of the balance sheet from continued shift in mix from the high-cost CDs to lower cost. And then, in addition to that, we adjusted our rates rather significantly on some of our deposit products.

Dan Cardenas: Okay. It sounds like you're feeling more confident about the ability to capture loan growth, and obviously, the fourth quarter and in 2012, I mean, what's kind of spurring that confidence, is that lack of competition or...?

Chuck Sulerzyski: Yeah, I think that's a part of it, although, I really wouldn't want them to cut that quote up and put it in the locker room for the rest of the year. But I would say in most of our markets, our competition - if I look at the wins that we've had recently, we've been able to win meaningful pieces of the business from the large regionals, and I think that it's tough for them to cover our footprint, in terms of just the distances and we're more local in these smaller cities than some of the large competitors are.

Dan Cardenas: Okay. Then I missed part of your comments, Chuck, when you were talking about TARP, my phone was breaking up, you sound like, you wanted to try and repay that by middle of '12, is that...?

Chuck Sulerzyski: I'm hoping that we can pay it much more quickly than that. I'm hoping that we pay it no later than the first quarter, and we're going to try to pay it off early in the first quarter or late in this year, if we can.

Dan Cardenas: Okay. And that's without the help of a capital raise?

Chuck Sulerzyski: That's correct.

Dan Cardenas: Okay. And that's about $17 million?

Edward Sloane: $18 million.

Dan Cardenas: $18 million? Okay.

Edward Sloane: Correct.

Dan Cardenas: All right. Well, I'll step back right now and see if anybody else has any other questions. If not, I'll jump back on.

Chuck Sulerzyski: Okay. Thank you.

Facilitator: [Facilitator instructions] We do have another question from Mr. Cardenas with
Raymond James.

Dan Cardenas: All right. It looks like it's just you and me guys.

Chuck Sulerzyski: Okay, Dan.

Dan Cardenas: All right. On the credit quality side, can you give me the dollar amount of the criticized loans, I know they were down sequentially, but if you can just remind us?

Edward Sloane: I think we indicated that they were down sequentially $17 million.

Dan Cardenas: All right.

Edward Sloane: Yeah. The dollar amount on criticized loans, and this would include all grade five watch, six, seven and down from there, is $153 million.

Dan Cardenas: All right. And then in terms of classifications of those primarily CREs, is it real estate? Is it a mixed bag?

Edward Sloane: It's primarily CRE.

Dan Cardenas: Okay.

Edward Sloane: There is a small portion of C&I there, but mainly all CRE.

Dan Cardenas: Okay. And then the amount of TDRs for the quarter, was that zero?

Edward Sloane: Approximately $5 million. We had a couple that worked that way into that bucket, but relatively small.

Dan Cardenas: Okay. Is that included in your nonaccrual number?

Edward Sloane: Yes, that is correct.

Dan Cardenas: Okay.

Edward Sloane: Yeah, they were all impaired, Dan.

Dan Cardenas: All right. And then maybe just kind of a quick update, I mean, you're OREO numbers are pretty small, pretty manageable, I mean, how are trends looking, I mean, are we expecting to see some migration out of non-accrual to OREO and if so what you think the timing is going to look like?

Chuck Sulerzyski: In general, maybe if I could just talk about credit trends, I think you'll see dramatic improvement in our criticized classified ratios over the next four quarters. We've had really good improvement over the last few quarters and I think you'll see that, it would be even stronger. So we're feeling pretty good about it. The OREO numbers are pretty small and we don't see a meaningful change there any time soon.

Dan Cardenas: Okay. All right. And then, where did Tim Kirtley come from? What's his background?

Chuck Sulerzyski: Most recently, he was the Chief Operating - Acting Chief Operating Officer at Delaware County Bank. He was...

Dan Cardenas: In Columbus?

Chuck Sulerzyski: Yes. Previously, he was hired in there as the Chief Credit Officer and tried to get them on the mend. His earlier years - he kind of cut his teeth in Star Bank in Cincinnati, when Grunhoffer was running that and went through the credit training there, has played sizable credit roles in Fifth Third's organization between the two spots.

Dan Cardenas: Okay. So he is familiar with your footprint and...

Chuck Sulerzyski: Yes.

Dan Cardenas: Okay. Now, he's at the bank now, right?

Chuck Sulerzyski: Yes.

Dan Cardenas: Okay. Okay. All right. And then just kind of - I know I'm jumping around here, but just jumping over to the deposit side here, I mean, on the sequential quarter of contraction, I mean, can we expect to see a little bit more of that just kind of given the challenges with implementing some of that excess liquidity?

Edward Sloane: Yeah, I think so, maybe some slight contraction in that area. We've made, like I said, we made some pretty significant rate adjustments in the middle of the third quarter. And, again, where we're seeing some of the contraction on the deposit side is more in the higher cost CDs.

Dan Cardenas: All right. So the focus is still on improving the deposit mix?

Edward Sloane: It is. It is very much so.

Chuck Sulerzyski: And I would say from my perspective, I think the story for the quarter on the deposit side was the increase of the deposit service charges and the fee income, I think that was a real handsome pick up.

Dan Cardenas: Okay. And then other line items on the fee income side, I guess, other issues on the fee income side, you said you're focused on growing that, I think it was in the press releases as well as your prepared comments. Any areas in particular that you can speak to or is that still kind of work in process?

Edward Sloane: We can speak to the insurance in the trust area on the non-interest income front. We saw in - improvements beyond our expectations with insurance income in the third quarter. And we've been experiencing some double-digit increases in some of the other areas trust and deposit service charges have been up nicely for us. As we move into the fourth quarter, we expect to see continued contribution from both trust and insurance. And then actually as we move into next year as well Dan, our expectation is double-digit increases in those areas, as part of the benefit of having a diversified revenue stream. Thus when there are some pressure on net interest income, these are certainly areas that we can focus our attention on and continue along the lines of revenue growth. We experienced 2% revenue growth in the third quarter and we expect to see that to continue with the help of some of these other areas of the company.

Dan Cardenas: Okay. And then what was that driver on the insurance side? What was the driver from second quarter to the third quarter, is it more brokers or was it...?

Edward Sloane: It was, well first of all in the property and casually area, and very much it's the generation of new business from our producers in that area.

Dan Cardenas: Okay. All right. And then as I look at expenses and specifically the salary and benefit cost I should - that seems like that's over inflated by about $500,000?

Edward Sloane: You're pretty close on that. I would use, to normalize it, I would use about $600,000.

Dan Cardenas: Okay.

Edward Sloane: Okay. So some increase in medical expenses and the bulk of it was in the pension expense area.

Dan Cardenas: Okay. Great. All right. Well, that would do me for right now. Thanks, guys.

Chuck Sulerzyski: Thank you.

Edward Sloane: Thank you.

Facilitator: At this time, there are no further questions. Sir, do you have any closing remarks?

Chuck Sulerzyski: No, thank you. And I appreciate everybody's time today.

Facilitator: Thank you. This will conclude today's conference call. You may now disconnect your lines. Thank you for participating, and have a nice day.

END